Exhibit 99.2

HAMILTON STATE BANCSHARES, INC.

HOSCHTON, GEORGIA

SPECIAL MEETING OF SHAREHOLDERS

PROXY

The undersigned shareholder of Hamilton State Bancshares, Inc. (the “Company”), Hoschton, Georgia, hereby constitutes and appoints Messrs. Randal J. Rabe and Neal W. Booth, Sr., or either of them, each with full power of substitution, as Proxy or Proxies of the undersigned, to vote the number of shares of the Company’s voting common stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held at      a.m., Eastern Time, on             , 2018, at located at , or at any adjournments or postponements thereof (the “Meeting”). The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1.	AGREEMENT AND PLAN OF MERGER. Proposal to adopt and approve the Agreement and Plan of Merger, dated as of January 25, 2018, by and between Ameris Bancorp (“Ameris”) and Hamilton State Bancshares, Inc., as such merger agreement may be amended from time to time, and the merger and other transactions contemplated by the merger agreement.

FOR	AGAINST	ABSTAIN

2.	ADJOURNMENT PROPOSAL. Proposal to authorize the board of directors to adjourn or postpone the Meeting to a later date, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal or to vote on other matters properly before such special meeting.

FOR	AGAINST	ABSTAIN

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted “FOR” Proposals 1 and 2. In its discretion, the Proxy is authorized to vote upon such other business that may properly come before the Meeting or any adjournment thereof. If any other business is presented at the Meeting, this proxy card will be voted by the Proxy in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

Please print and sign your name exactly as it appears on your stock certificate, and return this Proxy in the enclosed postage-paid envelope. Where shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. In addition, please date this Proxy.

Print name of Shareholder	Signature of Shareholder

Print name of other Shareholder	Signature of other Shareholder
(if held jointly)	(if held jointly)

Dated: , 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HAMILTON STATE BANCSHARES, INC. AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE.